Ex. 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Bellerophon Therapeutics, Inc.:

We consent to the use of our report incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.
Our report refers to a change in the method of accounting for leases as of January 1, 2019 due to the adoption of Accounting Standards Codification (ASC) Topic 842, Leases.

/s/ KPMG LLP
Short Hills, New Jersey
June 26, 2020